IQ BIOMETRIX, INC.
                      2000 NON-QUALIFIED STOCK OPTION PLAN
                             STOCK OPTION AGREEMENT
                                  OPTION NO. 2

         This Stock Option Agreement (this "Agreement") is made and entered into as of the Date of Grant set forth below (the "Date of Grant") by and between IQ Biometrix, Inc., a Delaware corporation (the "Company"), and the Optionee named below ("Optionee"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company's 2000 Non-Qualified Stock Option Plan (the "Plan")


OPTIONEE: Arthur E. O'Connor Jr.
SOCIAL SECURITY NUMBER: ###-##-####
ADDRESS: 6239 Wigton, Houston, Texas 77096
TOTAL NUMBER OF OPTION SHARES: 21,429 (post-split)
EXERCISE PRICE PER SHARE: $1.75 (post-split)
DATE OF GRANT: 11/15/99
FMST VESTING DATE: 1,1,114/00
EXPIRATION DATE [unless earlier terminated under section 3 below]: 11/14/05

1. GRANT OF OPTION. The Company hereby grants to Optionee an option (the "Option") to purchase the total number of shares of Common Stock of the Company set forth above as Total Number of Option Shares (the "Shares") at the Exercise Price Per Share set forth above (the "Exercise Price"), subject to all of the terms and conditions of this Agreement and the Plan,

2. EXERCISE PERIOD.

2.1 Exercise Period of Option. Unless otherwise provided on a vesting schedule attached hereto and signed by Optionee, this Option is immediately exercisable. However, if vesting schedule signed by Optionee is attached hereto, this Option shall become exercisable in accordance with such vesting schedule. In all cases, the Shares issued upon exercise of this Option will be subject to the restrictions on transfer and Repurchase Options set forth in Section 5 and 7 below. Provided Optionee continues to provide services to the Company or an Affiliate, the Shares issuable upon exercise of this Option (as opposed to the Option itself) will become vested and free of the repurchase option provided for in Section 7 hereof with respect to paid hundred percent (100%) of the Shares on the First Vesting Date set forth above (the "First Vesting Date"). Notwithstanding any provision in the Plan or Agreement to the contrary, Options for Unvested Shares (as defined in Section 2.2 of this Agreement) will not be exercisable on or after Optionee's Termination Date.

2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 are "Vested Sham," Shares that are not vested pursuant to the schedule set forth in Section 2.1 are "Unvested Shares." Unvested Shares may not be sold or otherwise transferred by Opionee without the Company's prior written Consent.

2.3 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at a11, on or before the Expiration Date, unless earlier terminated under Section 3 below.

3.       TERMINATION.

3.1 Termination for Any Reason Except Death, Disability or Cause. 1f Optionee is Terminated for any reason, except death, Disability or Cause, this Option, to the extent (and only to the extent) that it is exercisable by Optionee on the Termination Date, may be exercised by Optionee if at all, as to all or some of the Vested Shares calculated as of the Termination Date, no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

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3.2 Termination Because of Death or Disability. If Optionee is Terminated
because of death or Disability of Optionee (or the Optionee dies within three
(3) months after Termination other than for Cause) this Option, to the extent that it is exercisable by Optionee on the Termination Date, may be exercised by Optionee (or Optionee's legal representative), if at all, as to all or some of the Vested Shares calculated as of the Termination Date, no later than twelve
(12) months after the Termination Date, but in any event no later than the Expiration Date.

3.3 Termination for Cause. If Optionee is Terminated for Cause, then this Option will expire on Optionee's Termination Date or at such later time and on such conditions as are determined by the Administrator.

3.4 Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate Optionees's employment or other relationship at any time, with or without Cause.

4. MANNER OF EXERCISE.

4.1 Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee's death or incapacity, Optionee's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, inter alia, Optionee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option My not be exercised as to fewer than one hundred (100) Shares, unless it is exercised as to all Shares as to which this option is then exercisable.

4.3 Payment. The Exercise Agreement shall be accompanied by full payment of Exercise Price for the Shares being purchased in cash (by check), of were permitted by law: (a) surrender of shares of the Company's Common Stock that:
(1) either (A) have been owned by Optionee for more to six (6) months and have been paid for within the meaning of Rule 144 under the Securities Act of 1933 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares) or (B) were obtained by Optionee in the open public market and (2) are clear of all liens, claims, encumbrances or security interests; (b) by tender of a cash down payment equal (at a minimum) to the aggregate per value of the Shares being acquired and of a full recourse promissory note with an original principle amount equal to the aggregate Exercise Prince minus the down payment made, having such terms as may be approved by the Administrator and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code.

4.4 Tax Withholding. Prior to the issuance, of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal, state and local withholding obligations of the Company. If the Administrator permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retains Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel the Company, the Company shall issue the Shares regulated in the name of Optionee, Optionee's authorized assignee, or Optionee's legal representative, and shall deliver, to the Optionee or (if the

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Shares are to be placed into escrow) to the escrow holder, one or more certificates representing the Shares with the appropriate legends affixed thereto.

5. COMPLIANCE WTTH LAWS AND REGULATIONS. The excise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer.

6. NONTRANSFERABILITY OF OPTION. This Option may not be transferred in manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee or in the event of Optionee's incapacity, by Optionee's legal representative. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7. COMPANY'S REPURCHASE OPTION FOR UNVESTED SHARES. The Company, or its assignee, shall have the option to repurchase Optionee's Unvested Shares (as defined in Section 2.2 of this Agreement) on the terms and conditions set forth in the Exercise Agreement (the "Repurchase Option for Unvested Shares") if Optionee is Terminated for any reason, or no reason, including without limitation Optionee's death, Disability, voluntary resignation or termination by Company with or without Cause, Notwithstanding the foregoing, the Company shall retain the Repurchase Option for Unvested Shares only as to that number of Unvested Shares (whether or exercised) that exceeds the number of shares which remain exercisable.

8. TAX CONSEQUENCES. Set forth below is a brief summary as of the Effective Date of the Plan; of some of the federal and state tax consequences of exercise of this Option and disposition of the Shares, THIS SUMMARY IS NECESSARILY INCOMPLETE AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

8.1 Exercise of Option. There may be a regular federal and state income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Optionee is a current or employee of the Company, the Company may be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

8.2 Disposition of Shares. The following tax consequences may apply upon disposition of the Shares. Shares sold within 12 months of acquisition by option use are subject to tax at the Optionee's marginal ordinary income tax rates. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an Option, any gain realized on disposition of the Shares will be treated as a long-term capital gain. The maximum federal capital gain tax rate is twenty percent. The Company may be required to withhold from Optionee's compensation or collect from the Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income. The foregoing is a generalized summary of current federal taw, which may change, and may apply differently in the Optionee's particular situation. The Company is not responsible for notifying the Optionee should federal law change, and the Company is not responsible for state income tax consequences, if any. In any event, Optionee should consult with his of her own tax adviser as to the tax effect if any, of options grant, vesting, exercise and sale.


8.3 Section 83(b) Election for Unvested Shares. With respect to Unvested Shares, which are subject to the Repurchase Option for Unvested Shares, unless an election is filed by the Optionee with the Internal Revenue Service (and, If necessary, the proper state taxing authorities), within 30 days of the purchase of the Unvested Shares, electing pursuant to Code Section 83(b) (and similar state tax provisions, if applicable) to be taxed currently on any difference between the Exercise Price of the Unvested Shares and their Fair Value on the date of exercise, there may be a recognition of taxable income (including, where

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applicable, alternative minimum taxable income) to the Optionee, measured by the excess, if any, of the Fair Market Value of the Unvested Shares at the time they cease to be Unvested Shares, over the Exercise Price of the Unvested Shares.

9. PRIVILEGES OF STOCK OWNERSHIP. Optionee shall not have any of the rights of a shareholder with respect to any Shares until the Shares ate issued to Optionee.

10. INTERPRETATION. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and Optionee.

11. ENTIRE AGREEMENT. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the complete and exclusive statement of the parties regarding its subject nor and supersedes any prior proposals, representations, communications, and agreements of the parties, whether oral or written regarding the grant of stock options or issuances of shares to Optionee.

12. NOTICES. ANY notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the President of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company.
 All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after the deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return express courier (prepaid); or one (1) business day after transmission by facsimile, rapifax or telecopier.

13. SUCCESSORS AND ASSIGNS. The Company may assign any of its rights under this Agreement, including its rights to repurchase Shares under the Repurchase Option. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns.

14. GOVERNING LAW THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AS SUCH AS LAWS ARE APPLIED TO AGREEMENTS BETWEEN TEXAS RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN TEXAS. IF ANY PROVISION OF THIS AGREEMENT IS DETERMINED BY A COURT OF LAW TO BE ILLEGAL OR UNENFORCEABLE, THEN SUCH PROVISION WILL BE ENFORCED TO THE MAXIMUM EXTENT POSSIBLE AND THE OVER PROVISIONS WILL REMAIN FULLY EFFECTIVE AND ENFORCEABLE.

16. ACCEPTANCE. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that Optionee should consult a tax adviser prior to such exercise or disposition.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

IQ BIOMETRIX, INC.                      OPTIONEE:

/s/ Greg J. Micek                       /s/ Arthur E. O'Connor Jr.
-----------------------------           --------------------------------
Greg J. Micek, President                Arthur E. O'Connor Jr.